Exhibit 23.1

INDEPENDENT AUTITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Community Health Systems, Inc. on Form S-8 of our reports dated February 20, 2001, appearing in the Annual Report on Form 10-K of Community Health Systems, Inc. for the year ended December 31, 2000.

/s/ Deloitte & Touche LLP

Nashville, Tennessee
May 23, 2001